Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-277101, 333-266227, 333-269490, 333-274241, and 333-284755 on Form S-8 and Registration Statement Nos. 333-273195, 333-269029, and 333-280018 on Form S-3 of our reports dated February 27, 2025, relating to the financial statements of Ivanhoe Electric Inc. and the effectiveness of Ivanhoe Electric Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
February 28, 2025